Stewart Reports Financial Results for the First Quarter 2012

HOUSTON, April 26, 2012 /PRNewswire/ -- Stewart Information Services Corporation (NYSE-STC) today reported a net loss of $12.2 million for the first quarter 2012 compared with a net loss of $10.3 million in the first quarter 2011. Loss per share was $0.63 for the first quarter 2012, compared with a loss per share of $0.55 for the first quarter 2011.

Total revenues for the first quarter 2012 were $385.0 million, an increase of 5.1 percent from $366.4 million for the first quarter 2011. Revenues from our direct and agency operations increased 5.1 percent in the first quarter 2012 compared to the prior year period. Revenues from services provided by the real estate information (REI) segment increased 3.4 percent from the first quarter 2011, which was the strongest revenue quarter of the year for REI.

"Although first quarter results were disappointing, we remain confident that the steps we are taking will simplify and align our company for the benefit of our customers and shareholders. We are encouraged by the improvement in our direct operations and the productivity gains from our centralized and shared services initiatives. We are continuing to focus on a higher quality and more diversified revenue base in order to solidify a model to achieve profitability, as well as meet shareholder expectations, regardless of market conditions," commented Matthew W. Morris, chief executive officer.

"While we continue to grow our REI revenues, our margins were compressed as we ramped up our capacity necessary to service recently awarded contracts. Further, the revenue mix generated in the REI segment has shifted over the last twelve months from higher-margin loan modification services to lower margin servicing support and REO related services. Additional expenses related to standardization of compensation programs and other personnel changes also negatively affected results but will yield positive financial benefits in subsequent quarters. The title segment's pretax loss improved 27.8 percent from the first quarter 2011, reflecting ongoing improvement in core title operations," continued Mr. Morris.

Summary results of operations are as follows (dollars in millions, except per share amounts):

	First Quarter
	2012	2011
Total revenues	$ 385.0	$ 366.4
Pretax loss before noncontrolling interests	(7.9)	(6.4)
Income tax expense (a)	2.8	3.1
Net loss attributable to Stewart	(12.2)	(10.3)
Net loss per share attributable to Stewart	(0.63)	(0.55)

(a) Income tax expense for the first quarters 2012 and 2011 includes income tax expense primarily related to taxes in foreign jurisdictions for our profitable international operations and on entities not included in our consolidated returns. We did not recognize the income tax benefit in the first quarters 2012 and 2011 relating to our pretax losses due to the recording of a valuation allowance against deferred tax assets. The valuation allowance will be evaluated for reversal as we return to profitability.

REI revenues increased 3.4 percent and 25.4 percent, respectively, from the first and fourth quarters of 2011. However, REI pretax earnings decreased $8.0 million from $16.9 million (53.9 percent margin) in the first quarter 2011 to $8.9 million (27.4 percent margin) in first quarter 2012 while rising 13.4 percent sequentially from fourth quarter 2011's $7.8 million (30.3 percent margin). Although we expect modest increases in revenues in our REI businesses during the remainder of 2012, we anticipate pretax margins in this segment to stabilize to a sustainable level of 25-30 percent in the next several quarters.

Title operating revenues in the first quarter 2012 increased 5.1 percent compared to the same quarter last year and declined 15.4 percent sequentially from the fourth quarter 2011. Revenues from direct operations for the first quarter 2012 increased 8.9 percent compared to the same quarter last year and declined sequentially 9.8 percent from the fourth quarter 2011. Revenues from commercial transactions, included in direct operations, decreased 17.1 percent in the first quarter 2012 compared to the same quarter last year, while international revenues, also included in direct operations, increased 25.6 percent. Independent agency revenues increased 2.4 percent and declined 19.3 percent from the first and fourth quarters 2011, respectively. Agency revenues represented 56.4 percent of title operating revenues for the first quarter 2012 compared to 57.9 percent for the first quarter 2011 and 59.1 percent for the fourth quarter 2011. We continue to pursue a network of high-quality, low claims risk agency operations, with emphasis on contribution to earnings rather than revenues.

Title orders closed per workday in our direct operations increased 10.5 percent from the first quarter 2011, and declined sequentially 6.6 percent from the fourth quarter 2011. Title revenue per closed order in our direct operations for the first quarter 2012 was comparable to the first quarter 2011.

During the first quarter, industry conditions improved as some of the restrictions and moratoriums on foreclosures previously in place were lifted. This quarter also experienced a significant increase in short sale transactions, which now exceed the number of foreclosure transactions. Some former highly-overbuilt markets are now experiencing rising prices as the inventory of homes shrinks. We believe the housing market is on a trajectory of recovery as sale transaction volumes continue to rise.

As a percentage of title revenues, title losses were 9.0 percent, 9.4 percent and 9.9 percent in the first quarter 2012, first quarter 2011 and the fourth quarter 2011, respectively. Although we are maintaining a higher than historically normal provisioning rate, losses incurred on known claims decreased 25.4 percent and 7.9 percent compared to the first and fourth quarters 2011, respectively. The decline in losses incurred on known claims continues a trend noted for several quarters. Cash claim payments decreased 6.7 percent from the first quarter 2011 and increased 16.8 percent from fourth quarter 2011. The sequential increase in cash claims payments over fourth quarter 2011 is due principally to payments of large claims on policies written in years prior to 2008, which we continue to resolve. Cash payments on non-large claims continue to trend downward, as observed over several quarters.

Employee costs in the first quarter 2012 increased 8.7 percent from the first quarter 2011 and increased 6.1 percent sequentially from the fourth quarter 2011. The increase in employee costs compared to last year is primarily related to increases in our REI operations and was expected as a result of staffing requirements to provide services under recently awarded contracts. To a lesser extent, the July 2011 acquisition of PMH Financial also contributed to the increase in employee costs in the first quarter 2012. Employee costs in the title segment increased less than 2 percent over first quarter 2011 to support the 5.1 percent increase in title revenues.

Other operating expenses increased by 9.7 percent in the first quarter 2012 compared to the first quarter 2011 and declined 1.9 percent from the fourth quarter 2011. The increase from the first quarter 2011 is primarily related to professional fees due to the mid-2011 outsourcing of the internal audit function, costs related to litigation and outside search fees as a result of the increase in revenues. The decline from the fourth quarter 2011, while influenced by these factors, was due primarily to reduced variable costs in conjunction with lower revenue.

Cash used by operations improved significantly in the first quarter 2012 to $20.3 million compared to $38.6 million in the first quarter 2011.

Stewart Information Services Corp. (NYSE-STC) is a customer-focused, global title insurance and real estate services company offering products and services through our direct operations, network of approved agencies and other companies within the Stewart family. Stewart provides these services to homebuyers and sellers; residential and commercial real estate professionals; mortgage lenders and servicers; title agencies and real estate attorneys; home builders; and United States and foreign governments. Stewart also provides loan origination and servicing support; loan review services; loss mitigation; REO asset management; home and personal insurance services; tax-deferred exchanges; and technology to streamline the real estate process. Recognized in 2012 by Forbes as one of the Most Trustworthy Companies in America, Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, and is dedicated to being the preferred real estate services provider. More information can be found at http://www.stewart.com/news.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION STATEMENTS OF OPERATIONS (condensed) (In thousands of dollars, except per share amounts and except where noted)
	Three months ended March 31
	2012	2011
Revenues:
Title insurance:
Direct operations	151,634	139,230
Agency operations	196,321	191,809
Real estate information	32,459	31,385
Investment income	3,128	3,861
Investment and other gains – net	1,445	132
	384,987	366,417
Expenses:
Amounts retained by agencies	162,548	158,447
Employee costs	128,233	117,926
Other operating expenses	64,863	59,129
Title losses and related claims	31,387	31,200
Depreciation and amortization	4,524	4,830
Interest	1,364	1,278
	392,919	372,810
Loss before taxes and noncontrolling interests	(7,932)	(6,393)
Income tax expense	2,823	3,131
Net loss	(10,755)	(9,524)
Less net earnings attributable to noncontrolling interests	1,402	769
Net loss attributable to Stewart	(12,157)	(10,293)

Net loss per diluted share attributable to Stewart	(0.63)	(0.55)
Average number of dilutive shares (000)	19,256	18,829

Segment information:
Title revenues	352,528	335,032
Title pretax loss before noncontrolling interests	(16,824)	(23,310)

REI revenues	32,459	31,385
REI pretax income before noncontrolling interests	8,892	16,917

Selected financial information:
Cash used by operations	(20,336)	(38,635)
Title loss payments - net of recoveries	33,516	35,915
Other comprehensive earnings (loss)	6,254	(389)

Number of title orders opened (000):
January	31.6	26.8
February	35.0	25.1
March	36.7	32.2
Quarter	103.3	84.1

Number of title orders closed (000): Quarter	70.6	61.9

	Mar 31 2012	Mar 31 2011
Stockholders' equity	457,629	445,662
Number of shares outstanding (000)	19,328	19,123
Book value per share	23.68	23.31

STEWART INFORMATION SERVICES CORPORATION BALANCE SHEETS (condensed) (In thousands of dollars)
	March 31	December 31
	2012	2011
Assets:
Cash and cash equivalents	92,501	117,196
Cash and cash equivalents – statutory reserve funds	22,610	23,647
Total cash and cash equivalents	115,111	140,843

Short-term investments	32,952	33,137
Investments – statutory reserve funds	398,501	397,074
Investments – other	69,288	63,911
Receivables – premiums from agencies	38,292	47,351
Receivables – other	63,578	57,466
Allowance for uncollectible amounts	(14,636)	(16,056)
Property and equipment	57,106	56,437
Title plants	77,947	77,406
Goodwill	217,042	214,492
Intangible assets	8,235	8,693
Other assets	73,968	75,387

	1,137,384	1,156,141

Liabilities:
Notes payable	7,432	11,722
Convertible senior notes payable	64,556	64,513
Accounts payable and accrued liabilities	76,412	86,389
Estimated title losses	502,154	502,611
Deferred income taxes	29,201	27,449

	679,755	692,684

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common stock and additional paid-in capital	152,453	152,102
Retained earnings	271,940	284,097
Accumulated other comprehensive earnings	22,935	16,681
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	444,662	450,214
Noncontrolling interests	12,967	13,243
Total stockholders' equity	457,629	463,457

	1,137,384	1,156,141

CONTACT: Ted C. Jones, Director - Investor Relations, +1-713-625-8014